As filed with the Securities and Exchange Commission on June 22, 2004

Registration Statement No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELPHI CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	38-3430473

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5725 Delphi Drive
Troy, Michigan 48098

(Address of Principal Executive Offices)

Delphi Corporation Long-Term Incentive Plan

(Full title of the plan)

Alan S. Dawes, Director, Vice Chairman and Chief Financial Officer
Delphi Corporation
5725 Delphi Drive, Troy, Michigan 48098

(Name and address of agent for service)

(248) 813-2000

(Telephone number, including area code)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities to	Amount to be	Offering price	Aggregate	Amount of
be registered	registered (1) (2)	Per share (2)	Offering price (2)	Registration fee
Common Stock ($0.01 par value)	36,500,000 shares	$10.75	$392,375,000	$49,714

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares as may become issuable under the plan in connection with stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1). The price is based on the average of the highest and lowest prices for the Common Stock as reported on the New York Stock Exchange on June 17, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(Not required to be filed as part of the registration statement)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in this registration statement:

     (a) Our annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2004, including the consolidated financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 (the “Consolidated Financial Statements”). The Consolidated Financial Statements and the related financial statement schedule incorporated in this prospectus by reference from the Delphi’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of determining the cost of certain inventories from the last-in, first-out method to the first-in, first-out method), which is incorporated herein by reference;

     (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on April 16, 2004, including the unaudited interim consolidated financial statements as of March 31, 2004, and for the three month periods ended March 31, 2004 and 2003 and our report on Form 8-K filed on May 18, 2004 under “Item 5 – Other Events and Regulation FD Disclosure.”

     (c) The description of our Common Stock on Form 8-A, filed with the Commission on January 27, 1999, including all amendments or reports updating this description.

     All documents subsequently filed by Delphi Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Diane L. Kaye, Esq., is the Assistant General Counsel and Secretary of Delphi Corporation and in her capacity as such has opined on the validity of the securities being registered hereunder. As an executive of the registrant, she is eligible to participate and will likely receive awards under the Delphi Corporation Long-Term Incentive Plan.

PART II (continued)

Item 6. Indemnification of Directors and Officers.

     Delphi Corporation is incorporated under the laws of the state of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director, officer, is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred by such person in connection therewith.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

PART II (continued)

Item 7. Exemptions from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number		Page No.
(4) (a)	Amended and Restated Certificate of Incorporation of Delphi Corporation, incorporated by reference to Exhibit 3(a) to Delphi’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002	N/A

(4) (b)	Certificate of Ownership and Merger, dated March 13, 2002, Merging Delphi Corporation into Delphi Automotive Systems Corporation, incorporated by reference to Exhibit 3(b) to Delphi’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002	N/A

(4) (c)	By-laws of Delphi Corporation, incorporated by reference to Exhibit 3.2 to Delphi’s Registration Statement on Form S-1 (Registration No. 333-67333)	N/A

(4) (d)	Delphi Corporation Long-Term Incentive Plan	II-8

(5) (a)	Opinion of Diane L. Kaye, Esq., Assistant General Counsel and Secretary of Delphi, in respect to the legality of the securities to be registered hereunder	II-17

(23) (a)	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP	II-18

(23) (b)	Consent of Diane L. Kaye, Esq., Assistant General Counsel and Secretary of Delphi (included in Exhibit 5(a) above)	II-17

(24)	Power of Attorney	II-6

PART II (concluded)

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on June 22, 2004.

DELPHI CORPORATION

(Registrant)

By: /s/ J.T. Battenberg III

(J.T. Battenberg III, Chairman
of the Board of Directors, Chief
Executive Officer and President)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 22, 2004 by the following persons in the capacities indicated.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J.T. Battenberg III and Alan S. Dawes, and each of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the Delphi Corporation Long-Term Incentive Plan, including, without limiting the generality of the foregoing, to sign the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements that are filed pursuant to General Instruction E to Form S-8 or Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ J.T. Battenberg III	Chairman of the Board, Chief Executive
Officer & President
(J.T. Battenberg III)	(Principal Executive Officer)

/s/ Alan S. Dawes	Vice Chairman &
Chief Financial Officer
(Alan S. Dawes)	(Principal Financial Officer)

/s/ Donald L. Runkle	Vice Chairman,
Enterprise Technologies
(Donald L. Runkle)

/s/ John D. Sheehan	Chief Accounting Officer & Controller
(Principal Accounting Officer)
(John D. Sheehan)

SIGNATURES (concluded)

/s/ John D. Opie	Director
(Lead Independent Director)
(John D. Opie)

/s/ Oscar de Paula Bernardes Neto	Director

(Oscar de Paula Bernardes Neto)

/s/ Robert H. Brust	Director

(Robert H. Brust)

/s/ Virgis W. Colbert	Director

(Virgis W. Colbert)

/s/ David N. Farr	Director

(David N. Farr)

/s/ Dr. Bernd Gottschalk	Director

(Dr. Bernd Gottschalk)

/s/ Shoichiro Irimajiri	Director

(Shoichiro Irimajiri)

/s/ Cynthia A. Niekamp	Director

(Cynthia A. Niekamp)

EXHIBIT INDEX

Exhibit Number		Page No.
(4) (d)	Delphi Corporation Long-Term Incentive Plan	II-8

(5) (a)	Opinion of Diane L. Kaye, Esq., Assistant General Counsel and Secretary of Delphi, in respect to the legality of the securities to be registered hereunder	II-17

(23) (a)	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP	II-18

(23) (b)	Consent of Diane L. Kaye, Esq., Assistant General Counsel and Secretary of Delphi (included in Exhibit 5(a) above)	II-17

(24)	Power of Attorney	II-6